Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH

A PROFESSIONAL CORPORATION	SAN FRANCISCO OFFICE
ATTORNEYS AT LAW	44 MONTGOMERY STREET, SUITE 4200
660 NEWPORT CENTER DRIVE, SUITE 1600	SAN FRANCISCO, CALIFORNIA 94104
NEWPORT BEACH, CA 92660-6422	TELEPHONE	(415) 283-2240
TELEPHONE (949) 725-4000	FACSIMILE	(415) 283-2255
FACSIMILE (949) 725-4100
SANTA BARBARA OFFICE
302 OLIVE STREET
SANTA BARBARA, CALIFORNIA 93101
	TELEPHONE	(805) 564-0065
	FACSIMILE	(805) 564-1044

September 12, 2006

DynTek, Inc.

19700 Fairchild Road, Suite 230

Irvine, California 92612

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by DynTek, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 14,790,672 shares of the Company’s common stock, $0.0001 par value, (the “Shares”) reserved for issuance under the Company’s 2005 Stock Incentive Plan, as amended (the “2005 Plan”), and 2006 Nonqualified Stock Option Plan (the “2006 Plan” and together with the 2005 Plan, the “Plans”), respectively.

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the respective terms and conditions of the Plans will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

\s\ Stradling Yocca Carlson & Rauth